Exhibit 10.5.1

THIS DOCUMENT INCLUDES OMISSION OF CERTAIN IDENTIFIED INFORMATION BECAUSE SUCH INFORMATION IS (i) NOT MATERIAL, AND (ii) THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

McGrath RentCorp

2024 Officer Cash Bonus Plan

Cash Bonus Plan Components: The Plan is comprised of two components. The first component measures the officer’s success at meeting either the Company’s or the division’s annual profitability goals. The second component measures the officer’s success at accomplishing their annual individual priorities goals.

Component 1 - Profitability: Corporate officers will be evaluated on the Company’s success at meeting its annual profitability goals. Determining the annual profitability goals will be a collaborative process involving the CEO, CFO and various other officers of the Company, however, final approval will rest with the Company’s Compensation Committee designated by the Board of Directors. The profitability measurements for the Company’s corporate officers will be EBITDA. The profitability measurements for the Company’s vice president & division manager positions will be divisional EBITDA. However, other metrics may be utilized from time to time, as appropriate. Unusual revenue or expense items may arise from time to time that need to be evaluated as to whether to include or exclude from the profitability calculations. Such determinations will be at the discretion of the Company’s Compensation Committee. At the end of this document is a listing for each officer / position indicating the percentage amounts of base salary for the calendar year 2024 that can be earned for achieving 100% of each of their respective profitability goals. Achievement above or below 100% of the profitability goals will be paid using straight-line interpolation. See chart at the end of this document, which includes a straight-line interpolation calculator. The maximum overage percentage of base salary that can be earned is the individual officer’s maximum profitability component percentage at 100% of goal, as listed below.

Component 2 - Priorities: Each officer will be evaluated annually on their success at accomplishing their individual priorities list. Determining annual priorities will be a collaborative process between the CEO and each officer. Final determination will rest with the CEO. The priorities list should be comprised mainly of objectives that can have a significant impact on either potential earnings growth beyond the current financial plan year or the long-term divisional or corporate infrastructure needs of the Company. The annual priorities list should be comprised of a maximum of four (4) items, of the most impactful objectives. Each priority should be weighted according to 1) the critical nature of the priority relative to other priorities, and 2) the projected amount of time and effort involved in accomplishing the priority relative to other priorities. Listed below are the bonus percentages for each officer / position and the percentage amounts of base salary for the calendar year 2024 that can be earned under this component for achieving a 100% rating for all priorities.

Payment of Bonuses: Both the annual profitability and priorities goal bonuses will be paid in February or March 2025, as soon as year-end 2024 financial results are finalized, bonus computations are completed, and payments are entered for the next regularly scheduled payroll run /date.

Priorities Component Achievement Evaluation: Officers will be evaluated on their ability to execute each priorities list item successfully according to the “Goal Achievement Criteria” established. Failing to achieve a priority despite making one’s best efforts does not alter the fact that the priority was not accomplished. However, from time to time, there may be extenuating circumstances that will need to be considered in the final assessment of an officer’s ability to achieve a priority. Additionally, in the event that priorities need to be modified or reset within the calendar year due to requirements of the business, adjustments will be made accordingly. In the event that an officer has a joint priority item with another officer or manager, there will be joint and individual assessments made based upon what portions of the priority were collaborative, and what

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portions required individual execution. The CEO will determine the final scoring for each priorities list item after consultation with other officers or individuals, as appropriate.

Establishing Priorities Lists: The following list of criteria / practices will be utilized to establish and articulate priorities on the list:

1)
Some priorities selected may involve longer time frames than the current year for completion and will transition to future years. In these cases, for the current year, it should be clearly defined what portions of the priority item will be completed for evaluation purposes.

2)
Each priority is to have “Goal Achievement Criteria” that identifies specifically how success will be measured on achieving the objective, including a weighting and specific criteria for measurement of each part or item to be accomplished. Please note that the weightings must add to 100% for each priority item that has multiple parts or items. Whenever possible, the goal achievement criteria should be quantitative.

3)
For joint priorities, the Priorities List should identify which portions of the priority are to be evaluated jointly with other officers or managers, and which portions are to be evaluated individually.

4)
The accomplishment of most priorities will require a perpetuation of the item beyond the current year. It is important that the organization does not lose momentum or fail to create the necessary foundation for the priority to be carried out or remain in place in subsequent years.

5)
Progress throughout the performance period will be reviewed to make necessary adjustments in approach to help ensure the priority is completed successfully.

6)
An officer’s priorities should be shared with both managers and staff, as appropriate. This allows others to be mindful of the officer’s focus and to influence the day-to-day behaviors of others in support of the initiatives.

Profitability Goals Philosophy: Annual profitability goals will be established based upon a “realistic stretch” philosophy. The Company’s management will determine the profitability goal components and levels to be achieved for the Company and each division annually based upon its outlook in the markets in which it operates, strategic and tactical initiatives, other key factors and special circumstances. A “realistic stretch” philosophy is utilized in establishing goal levels to be achieved.

Profitability Goals Determination: Typically, annual profitability goals will be approved by the board of directors of the Company in December as part of the annual financial plan approval process. However, based upon material changes in either the Company’s actual performance or outlook within the first two months of the new year, the board may elect to either raise or lower profitability targets. In turn, impacted profitability goals will be adjusted as necessary.

Interpretation of Cash Bonus Plan: Should any elements of this bonus plan require interpretation or modification by the Compensation Committee; such decisions will be made in keeping with the spirit and intent of the Plan.

Eligibility: Officers will not be entitled to any bonus upon a voluntary resignation or a termination for Cause. Upon a termination of employment without Cause or resignation for Good Reason (each, as defined in the Company’s Involuntary Termination Severance Eligibility / Payments Policy for Officers, whether or not the individual participates in such policy), subject to the officer’s execution and non-revocation of a general release of claims in the Company’s customary form within 60 days following such termination, the bonus will be paid out for the year of such termination of employment based on the following: (1) for the profitability component, the target bonus amount, and (2) for the priorities component, full satisfaction of the specified priorities; provided that the aggregate bonus amount for both the profitability and priorities components will be pro-rated for such year based on the number of days the officer was employed by the Company prior to such termination, payable at the same time bonuses are paid to other officers of the Company. For illustrative purposes, if an officer is eligible to receive a target bonus of $100,000 and a termination of employment without Cause occurred on June 30, such officer would receive $50,000 in pro-rated target bonus amount. The profitability component will not be paid until final year-end financial information is available, but in no event later than March 15 of the year following the year in which termination occurs.

Other: Separate from the annual individual priorities list discussed in this Plan, officers should establish individual and joint objectives, as necessary, in support of achieving the current year’s profitability component goals.

In the event of a Change in Control (as defined in the Company’s Change in Control Severance Plan applicable for the CEO, CFO and COO), subject to the officer’s execution and non-revocation of a general release of claims in the Company’s customary form within 60 days following such termination, the bonus will be paid out for the year of a Change in Control based on the following: (1) for the profitability component, the target bonus amount, and (2) for the priorities component, full satisfaction of the specified priorities; provided that the aggregate bonus amount for both the profitability and priorities components will be pro-rated for such year based on the number of days the officer was employed by the Company prior to consummation of such Change in Control, payable as soon as practicable following the consummation of such Change in Control. For illustrative purposes, if an officer is eligible to receive a target bonus of $100,000 and a Change in Control occurred on June 30, such officer would receive $50,000 in pro-rated target bonus amount.

Bonus Percentages: Percentages of calendar year 2024 base salary amounts for both profitability and individual priorities goals are listed below.

McGrath RentCorp 2024 Officer Group Cash Bonus Plan

Name	Position	TOTAL TARGET BONUS %	EBITDA @ 75% of Target	Div. EBITDA @ 75% of Target	Individual Priorities @ 25% of Target

Joe Hanna	CEO & President	100%	75.00%	N/A	25.00%
Keith Pratt	CFO & EVP	60%	45.00%	N/A	15.00%
Phil Hawkins	SVP, Mobile Modular	60%	N/A	45.00%	15.00%
Kristina VanTrease	SVP, Strategy & Business Development	60%	45.00%	N/A	15.00%
Gilda Malek	VP, General Counsel	50%	37.50%	N/A	12.50%
Tara Wescott	VP, H.R.	***	***	***	***
David Whitney	VP, PAO & Controller	***	***	***	***
John Skenesky	VP & Div. Mgr.	***	***	***	***
John Lieffrig	VP & Div. Mgr.	***	***	***	***

Profitability Bonus Achievement Calculator:

Bonus Achivement Table EBITDA			
% of Target Achieved	**% of Eligible Bonus Earned**	**% of Target Achieved**	**% of Eligible Bonus Earned**
<90%	0%		
90%	50.0%	101%	110.0%
91%	55.0%	102%	120.0%
92%	60.0%	103%	130.0%
93%	65.0%	104%	140.0%
94%	70.0%	105%	150.0%
95%	75.0%	106%	160.0%
96%	80.0%	107%	170.0%
97%	85.0%	108%	180.0%
98%	90.0%	109%	190.0%
99%	95.0%	110%	200.0%
100%	100%	>110%	200%

Note
Results falling between percentage points will be calculated via straightline calculation. (Example: 103.5% of Target Achieved equates to 135.0% of Eligible Bonus Earned. [100% = 100%]+[3.5 x 10 = 35.0%] = 135.0% of Eligible Bonus Earned.)